Exhibit 10.10

RENEO PHARMACEUTICALS, INC.

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”), is made and entered into as of November 2, 2020 (the “Effective Date”), by and between Gregory J. Flesher (“Executive”) and Reneo Pharmaceuticals, Inc. (the “Company”).

WHEREAS, the Company and Executive desire to enter into this Agreement to define their mutual rights and duties with respect to Executive’s compensation and benefits.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Employment by the Company.

1.1 Position.

(i) Executive shall serve as the Company’s President and Chief Executive Officer and shall report to the Company’s Board of Directors (the “Board”). During the term of Executive’s employment with the Company, Executive will devote Executive’s best efforts and substantially all of Executive’s business time and attention to the business of the Company, except for approved vacation periods and reasonable periods of illness or other incapacities permitted by the Company’s general employment policies, and except as provided in Section 7.1.

(ii) Executive shall also serve as a member of the Board. Upon cessation of employment as President and Chief Executive Officer, Executive shall immediately resign from the Board, as well as from any other positions or offices to which Executive was elected or appointed in connection with Executive’s position as President and Chief Executive Officer, unless otherwise requested by the Board.

1.2 Duties and Location. Executive shall perform such duties as are customarily associated with the position of President and Chief Executive Officer. Executive’s primary office location shall be the Company’s headquarters located in San Diego, California or such other location as may be mutually agreed by the Executive and the Board.

1.3 Policies and Practices. The employment relationship between the parties shall be governed by the general employment policies and practices of the Company, except that when the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement shall control.

2. Compensation.

2.1 Base Salary. For services to be rendered hereunder, Executive shall receive a base salary at the rate of $475,000 per year (the “Base Salary”), payable in accordance with the

Company’s standard payroll practices, less standard payroll deductions and withholdings and payable in accordance with the Company’s regular payroll schedule.

2.2 Bonus. Executive will be eligible for an annual discretionary bonus, with a target amount for such bonus of 50% of Executive’s then current Base Salary (the “Annual Bonus”). Whether Executive receives an Annual Bonus for any given year, and the amount of any such Annual Bonus, will be determined in the good faith discretion of the Board (or the Compensation Committee thereof), based upon the Company’s and Executive’s achievement of objectives and milestones to be determined on an annual basis by the Board (or Compensation Committee thereof). No Annual Bonus is guaranteed and, in addition to the other conditions for earning such compensation, Executive must remain an employee in good standing of the Company on the scheduled Annual Bonus payment date in order to be eligible for any Annual Bonus.

3. Standard Company Benefits. Executive shall, in accordance with Company policy and the terms and conditions of the applicable Company benefit plan documents, be eligible to participate in the benefit and fringe benefit programs provided by the Company to its executive officers and other employees from time to time. Any such benefits shall be subject to the terms and conditions of the governing benefit plans and policies and may be changed by the Company in its discretion.

4. Expenses. The Company will reimburse Executive for reasonable travel, entertainment or other expenses incurred by Executive in furtherance or in connection with the performance of Executive’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time.

5. Equity and Performance Award.

5.1 As soon as practicable following the later of the Effective Date and the initial closing of the Company’s Series B Preferred Stock financing round, Executive shall be granted an option (the “Initial Option Grant”) under and subject to the terms of the Company’s 2014 Equity Incentive Plan, as amended (the “Plan”) so that the total number of shares of Common Stock underlying the Initial Option Grant represent 5.0% of the fully-diluted (as-converted) outstanding share capital at such time. The Initial Option Grant shall have an exercise price per share equal to the fair market value of the Company’s common stock as of the date of grant, as determined in good faith by the Board. One-fourth of the shares subject to the Initial Option Grant shall vest on the first anniversary of the Effective Date and the balance of the shares shall vest in a series of 36 successive equal monthly installments thereafter, subject to Executive’s Continuous Service (as defined in the Plan) as of each such vesting date. The Company, in its sole discretion, may award Executive additional equity grants pursuant to the Company’s equity incentive plans from time to time in its sole discretion.

5.2 If (i) the market value of the Company exceeds $750 million utilizing the volume-weighted average of the closing sale price of the Company’s common stock on the Nasdaq Stock Market or other principal exchange for each of the 30 trading days immediately prior to the measurement date, or (ii) the fair market value of the net proceeds available for distribution to the Company’s stockholders in connection with a Change of Control (as defined in the Severance Plan), as determined in good faith by the Board, exceeds $750 million (the “Performance

Milestone”), then subject to Executive’s Continuous Service as of such date, the Company shall pay to Executive the sum of $7.5 million, which the Company shall have the right (in the Company’s sole and absolute discretion) to pay in cash, common stock or a combination of cash and common stock (the ”Performance Award”), provided that if the Company’s common stock is not then publicly traded or is subject to an underwriters’ lock-up restriction and the Company elects to pay any portion of the Performance Award in stock, then the Executive shall have the right to request that a portion of the award be paid in cash in an amount that is sufficient to satisfy the Company’s tax withholding obligations with respect to such award. The Performance Award shall be paid within 30 days of the date when the Performance Milestone is achieved, or such later date as may be specified by Executive (but in no event later than March 15 of the following year in which the Performance Milestone is achieved).

6. Proprietary Information Obligations.

6.1 Proprietary Information Agreement. As a condition to employment, Executive agrees to execute, and will continue to abide by, the Company’s standard Confidential Information and Invention Assignment Agreement attached hereto as EXHIBIT A (the “Proprietary Agreement”).

6.2 Third-Party Agreements and Information. Executive represents and warrants that Executive’s employment by the Company does not conflict with any prior employment or consulting agreement or other agreement with any third party, and that Executive will perform Executive’s duties to the Company without violating any such agreement. Executive represents and warrants that Executive does not possess confidential information arising out of prior employment, consulting, or other third party relationships, that would be used in connection with Executive’s employment by the Company, except as expressly authorized by that third party. During Executive’s employment by the Company, Executive will use in the performance of Executive’s duties only information that is generally known and used by persons with training and experience comparable to Executive’s own, common knowledge in the industry, otherwise legally in the public domain, or obtained or developed by the Company or by Executive in the course of Executive’s work for the Company.

7. Outside Activities, Non-Competition and Non-Solicitation.

7.1 Outside Activities. Throughout Executive’s employment with the Company, Executive may engage in civic and not-for-profit activities so long as such activities do not interfere with the performance of Executive’s duties hereunder or present a conflict of interest with the Company or its affiliates. Subject to the restrictions set forth herein, and only with prior written disclosure to and consent of the Board, Executive may engage in other types of business or public activities (and, for the avoidance of doubt, the activities listed on ANNEX I attached hereto are deemed disclosed to, and consented by, the Board). The Board may rescind such consent, if the Board determines, in its sole discretion, that such activities compromise or threaten to compromise the Company’s or its affiliates’ business interests or conflict with Executive’s duties to the Company or its affiliates.

7.2 Non-Competition During Employment. During Executive’s employment by the Company, Executive will not, without the express written consent of the Board, directly or indirectly serve as an officer, director, stockholder, employee, partner, proprietor, investor, joint ventures, associate, representative or consultant of any person or entity engaged in, or planning or preparing to engage in, business activity competitive with any line of business engaged in (or planned to be engaged in) by the Company or its affiliates; provided, however, that Executive may purchase or otherwise acquire up to (but not more than) one percent (1%) of any class of securities of any enterprise (without participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange.

7.3 Non-Solicitation. Executive agrees that during the period of employment with the Company and for twelve (12) months after the date Executive’s employment is terminated for any reason, Executive will not, either directly or through others, solicit or encourage or attempt to solicit or encourage any employee, independent contractor, or consultant of the Company to terminate his or her relationship with the Company in order to become an employee, consultant or independent contractor to or for any other person or entity.

8. Termination of Employment.

8.1 At-Will Employment. Executive’s employment relationship is at-will. Either Executive or the Company may terminate the employment relationship at any time, with or without cause or advance notice.

8.2 Termination and Change in Control Benefits. Executive shall be eligible to participate in the Company’s Severance Benefit Plan attached hereto as EXHIBIT B-1, as may be amended from time to time pursuant to its terms (the “Severance Plan”), and shall be eligible for the termination and change in control benefits as set forth in such Severance Plan and the Participation Agreement attached hereto as EXHIBIT B-2. Executive’s eligibility and rights under the Severance Plan shall in all events be subject to the terms of such Severance Plan.

8.3 Section 409A. It is intended that all of the benefits and other payments payable under this Agreement satisfy, to the greatest extent possible, an exemption from the application of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations and other guidance thereunder and any state law of similar effect (collectively “Section 409A”), and this Agreement will be construed to the greatest extent possible as consistent with those provisions, and to the extent not so exempt, this Agreement (and any definitions hereunder) will be construed in a manner that complies with Section 409A, and any ambiguities herein shall be interpreted accordingly.

8.4 Section 280G. If any payment or benefit Executive will or may receive from the Company or otherwise (a “Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment will be equal to the Reduced Amount (defined below). The “Reduced Amount” will be either (l) the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax or (2) the entire Payment, whichever amount after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate, net of the maximum reduction in federal income taxes which could be obtained from a deduction of such state and local taxes), results in Executive’s receipt, on an after-tax basis, of the greatest amount of the Payment. If a reduction in the Payment is to be made so that the Payment equals the Reduced Amount, (x) the Payment will be paid only to the extent permitted under the Reduced Amount alternative, and the Executive will have no rights to any additional payments and/or benefits constituting the Payment, and (y) reduction in payments and/or benefits will occur in the following order: (1) reduction of cash payments; (2) cancellation of accelerated vesting of equity awards other than stock options; (3) cancellation of accelerated vesting of stock options; and (4) reduction of other benefits paid to Executive. In the event that acceleration of vesting of equity award compensation is to be reduced, such acceleration of vesting will be cancelled in the reverse order of the date of grant of Executive’s equity awards. In no event will the Company or any stockholder be liable to Executive for any amounts not paid as a result of the operation of this Section. The professional firm engaged by the Company for general tax purposes as of the day prior to the effective date of the change in control will perform the foregoing calculations. If the tax firm so engaged by the Company is serving as accountant or auditor for the acquirer, the Company will appoint a nationally recognized tax firm to make the determinations required hereunder. The Company will bear all expenses with respect to the determinations by such firm required to be made hereunder. If the tax firm determines that no Excise Tax is payable with respect to a Payment, either before or after the application of the Reduced Amount, it will furnish the Company and Executive with documentation that no Excise Tax is reasonably likely to be imposed with respect to such Payment. Any good faith determinations of the tax firm made hereunder will be final, binding and conclusive upon the Company and Executive.

9. Dispute Resolution. To ensure the rapid and economical resolution of disputes that may arise in connection with Executive’s employment with the Company, Executive and the Company agree that any and all disputes, claims, or causes of action, in law or equity, including but not limited to statutory claims, arising from or relating to the enforcement, breach, performance, or interpretation of this Agreement, Executive’s employment with the Company, or the termination of Executive’s employment from the Company, will be resolved pursuant to the Federal Arbitration Act, 9 U.S.C. §1-16, and to the fullest extent permitted by law, by final, binding and confidential arbitration conducted in San Diego, California by JAMS, Inc. (“JAMS”) or its successors, under JAMS’ then applicable rules and procedures for employment disputes (which can be found at http://www.jamsadr.com/rules-clauses/, and which will be provided to Executive on request); provided that the arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision including the arbitrator’s essential findings and conclusions and a statement of the award. Executive and the Company shall be entitled to all rights and remedies that either would be entitled to pursue in a court of law. Both Executive and the Company acknowledge that by agreeing to this arbitration procedure, they waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. The Company shall pay all filing fees in excess of those which would be required if the dispute were decided in a court of law, and shall pay the arbitrator’s fee. Nothing in this Agreement is intended to prevent either the Company or Executive from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.

10. General Provisions.

10.1 Notices. Any notices provided must be in writing and will be deemed effective upon the earlier of personal delivery (including personal delivery by fax) or the next day after sending by overnight carrier, to the Company at its primary office location and to Executive at the address as listed on the Company payroll.

10.2 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction to the extent possible in keeping with the intent of the Parties.

10.3 Waiver. Any waiver of any breach of any provisions of this Agreement must be in writing to be effective, and it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

10.4 Complete Agreement. This Agreement, together with the Proprietary Agreement, constitutes the entire agreement between Executive and the Company with regard to the subject matter hereof and is the complete, final, and exclusive embodiment of the Company’s and Executive’s agreement with regard to this subject matter. This Agreement is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement cannot be modified or amended except in a writing signed by a duly authorized officer of the Company, with the exception of those changes expressly reserved to the Company’s discretion in this Agreement.

10.5 Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but both of which taken together will constitute one and the same Agreement.

10.6 Headings. The headings of the paragraphs hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

10.7 Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive and the Company, and their respective successors, assigns, heirs, executors and administrators, except that Executive may not assign any of Executive’s duties hereunder and Executive may not assign any of Executive’s rights hereunder without the written consent of the Company, which shall not be withheld unreasonably.

10.8 Tax Withholding. All payments and awards contemplated or made pursuant to this Agreement will be subject to withholdings of applicable taxes in compliance with all relevant laws and regulations of all appropriate government authorities. Executive acknowledges and agrees that the Company has neither made any assurances nor any guarantees concerning the tax treatment of any payments or awards contemplated by or made pursuant to this Agreement. Executive has had the opportunity to retain a tax and financial advisor and fully understands the tax and economic consequences of all payments and awards made pursuant to the Agreement.

10.9    Choice of Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the laws of the State of California.

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IN WITNESS WHEREOF, the Parties have executed this Agreement on the day and year first written above.

RENEO PHARMACEUTICALS, INC.

By:	/s/ Michael Grey
Mike Grey
Chairman of the Board

Executive

/s/ Gregory J. Flesher
GREGORY J. FLESHER

ANNEX I

[To be completed, if applicable]

EXHIBIT A

PROPRIETARY AGREEMENT

EXHIBIT B-1

SEVERANCE PLAN

EXHIBIT B-2

PARTICIPATION AGREEMENT